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                                                                  EXHIBIT 23.5


                 CONSENT OF BANCBOSTON ROBERTSON STEPHENS INC.

       We hereby consent to the inclusion of and reference to (i) our opinion dated September 21, 1999 to the Board of Directors of Security First Technologies Corporation ("Security First") relating to the proposed business combination involving Security First and FICS Group N.V. (the "FICS Transaction") and (ii) our opinion dated May 16, 1999 to the Board of Directors of Security First relating to the proposed business combination involving Security First and Edify Corporation (the "Edify Transaction") in the Registration Statement on Form S-4 (the "Registration Statement") of Security First, covering common stock of Security First to be issued in connection with the FICS Transaction and the Edify Transaction. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                         /s/ BancBoston Robertson Stephens Inc.
                                             San Francisco, California
                                             October 7, 1999